FOR IMMEDIATE RELEASE
Federal Signal Signs Agreement with Ramius
 Ramius Nominee Dennis Martin to Join Board
Ramius to Recommend One Additional Director for Appointment
Oak Brook, Ill., March 13, 2008 — Federal Signal Corporation (NYSE: FSS), a leader in advancing security and well-being, announced today that it has signed an agreement with RCG Starboard Advisors, LLC, funds managed by it and certain of its affiliates including Ramius LLC (collectively, “Ramius ”).  Under the terms of the agreement, the Company has agreed to immediately appoint Dennis J. Martin to its board, and to nominate Martin for election for a 3-year term at its 2008 Annual Meeting, currently scheduled for April 22, 2008.    Ramius will also have the right to recommend for appointment one additional board member for a one-year term after the date of the Company’s annual meeting. As a result of these changes, Federal Signal’s board will be expanded to 10 members.
Martin, 57, retired in 2005 as chairman and CEO of General Binding Corporation and currently works as an independent advisor, helping businesses to simplify their business model and improve shareholder value. Martin currently serves on the boards of HNI Corporation a leading manufacturer of office furniture and hearth products, and Coleman Cable Corporation a manufacturer of electrical and electronic wire and cable products. Prior to joining General Binding Corporation, Martin spent much of his career with Illinois Tool Works, in progressive general management assignments, culminating as president of ITW’s Welding Group.  Martin’s early experience was with Ingersoll-Rand Company, primarily in sales and marketing roles.
“We are delighted to welcome Dennis to our board” said Jim Janning, Federal Signal chairman. “He brings extensive experience in lean manufacturing and business process re-engineering. Our board is committed to attracting high-caliber directors, and we look forward to working with Dennis.”
Jim Goodwin, interim president and CEO of Federal Signal, added, “We are pleased that we have been able to work constructively with Ramius and appreciate the high quality nominee that Ramius proposed to us.  The board and the Company look forward to continuing to work for the best interests of all shareholders.”
Martin, said, “Federal Signal has a strong collection of businesses and terrific opportunities to create significant shareholder value. I look forward to adding my perspective to the board and to working with management and the other directors.”
Under the terms of the agreement, Ramius will support the board’s nominations set forth in its 2008 proxy and refrain from making any other director nominations or stockholder proposals with respect to the 2008 Annual Meeting.

“We believe this agreement is in the best interests of our shareholders” said Jim Janning, Federal Signal chairman.  “The board will continue to focus on identifying a strong CEO to lead the Company and completing our review of the best strategic alternatives for E-One. Federal Signal is a great corporation with innovative products and a diverse global customer base.  The Company is committed to leveraging these strengths to grow its businesses while improving profitability and shareholder value”
The full text of the agreement with Ramius is available to the public as an Exhibit to the Form 8-K that the Company is filing today with the Securities and Exchange Commission.
About Federal Signal
Federal Signal Corporation (NYSE: FSS) is a leader in advancing security and well-being for communities and workplaces around the world. The Company designs and manufactures a suite of products and integrated solutions for municipal, governmental, industrial and airport customers. Federal Signal’s portfolio of trusted, high-priority products include Bronto aerial devices, Elgin and Ravo street sweepers, E-ONE fire apparatus, Federal Signal safety and security systems, Guzzler industrial vacuums, Jetstream waterblasters and Vactor sewer cleaners. In addition, the Company operates consumable industrial tooling businesses. Federal Signal was founded in 1901 and is based in Oak Brook, Illinois. http://www.federalsignal.com
INVESTOR CONTACT: David Janek, +1.630.954.2000, djanek@federalsignal.com
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